Exhibit i(2)
Kirkpatrick & Lockhart LLP	1800 Massachusetts Avenue, NW Second Floor Washington, DC 20036-1800 202.778.9000 www.kl.com

December 15, 2000

Fidelity Advisor Series VII

82 Devonshire Street

Boston, Massachusetts 02109

Ladies and Gentlemen:

We have acted as counsel to Fidelity Advisor Series VII, a Massachusetts business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 45 to the Trust's Registration Statement on Form N-1A (File Nos. 2-67004; 811-3010) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest of the Class A, Class T, Class B, Class C, and Institutional Class of Fidelity Advisor Biotechnology Fund, Fidelity Advisor Developing Communications Fund, and Fidelity Advisor Electronics Fund, each a series of the Trust (the "Funds"), under the Securities Act of 1933, as amended (the "1933 Act").

In connection with rendering the opinions set forth below, we have examined the Post-Effective Amendment, the Trust's Declaration of Trust, as amended (the "Declaration of Trust"), and By-Laws, and the corporate action of the Trust that provides for the issuance of the shares of the Funds, and we have made such other investigation as we have deemed appropriate. We have also participated in various business and other proceedings relating to the Trust and are generally familiar with its business affairs. For purposes of this opinion letter we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have not verified any of those assumptions.

Based upon and subject to the foregoing, we are of the opinion that the shares of the Funds to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust and, when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state law regulating the offer and sale of securities, will be, under the laws of the Commonwealth of Massachusetts, validly issued, fully paid and non-assessable.

In connection with our opinion expressed above that the shares of the Funds will be non-assessable, we note that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or the Trustees shall look only to the assets of the appropriate series of the Trust for payment under such credit, contract or claim; and neither the shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust and its assets. The Declaration of Trust further provides: (1) for indemnification from the assets of the applicable series of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of shares of the Trust; and (2) for the series of the Trust to assume, upon request by the shareholder, the defense of any claim made against the shareholder for any act or obligation of the series of the Trust and satisfy any judgment resulting from such claim. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or Funds would be unable to meet their obligations.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Kirkpatrick & Lockhart LLP